EXHIBIT 99.1

For more information contact:
Media contact: Carole Herbstreit (414) 438-6882
Investor contact: Aaron Pearce (414) 438-6895

For Immediate Release

Brady Corporation acquires Precision Dynamics Corporation

MILWAUKEE (December 28, 2012)--Brady Corporation (NYSE:BRC) (Brady), a world leader in identification solutions, announced today that it has acquired Precision Dynamics Corporation (PDC) from Water Street Healthcare Partners, a strategic private equity firm focused exclusively on the health care industry, in a cash transaction for $300 million, subject to customary working capital and post-close adjustments. PDC, with annual sales of approximately $173 million, is a leader in identification products primarily for the healthcare market, specializing in patient wristbands, specialty labels and identification systems used in hospitals to reduce medical errors and integrate and share patient data.
PDC, founded in 1956, is based in Valencia, Cal., and employs approximately 1,000 people globally. The company has manufacturing facilities in Tijuana, Mexico and Port Orange, Fla., and a European sales office with light manufacturing in Nivelles, Belgium. PDC's healthcare wristband and label systems are used by most U.S. hospitals and reach every touch point in the delivery of patient care, from admissions to discharge. PDC's products also meet important patient safety guidelines of The Joint Commission, FDA, AHA, and HIPAA. In addition to its primary focus on healthcare identification, PDC also offers wristband products for the leisure and entertainment industries and for crowd control and law enforcement utilizing technologies including RFID, holograms and barcodes. PDC products are sold through a direct sales force, distributors and system integrators.
"The acquisition of PDC, a leader in the U.S. healthcare identification space, provides an important anchor position for Brady in the attractive healthcare market and fits well with our mission to identify and protect premises, products and people, and our vision to be the market leader in all of our businesses," said Brady President and Chief Executive Officer Frank M. Jaehnert. "PDC's highly regarded management team comes with deep experience in the healthcare identification space and has been very successful in building PDC into the strong business that it is today. PDC's large customer base, strong channels to market and broad product offering together with Brady's laboratory and people identification products, deep materials and printer expertise, and global footprint, make this a very attractive business combination and provide a strong foundation to build upon PDC's market leading position."
Curt Selquist, an operating partner with Water Street and chairman of PDC stated, "Over the last five years, we expanded and enhanced PDC's product development and manufacturing capabilities, and significantly broadened its portfolio of identification products through strategic acquisitions. The sale of PDC to such a highly regarded market leader in identification solutions fulfills our mission of having PDC end up with a company that continues this mission of long-term profitable growth."

Excluding one-time acquisition-related costs, Brady expects this acquisition to be slightly accretive to earnings per diluted share for the remainder of fiscal 2013, and $0.10 to $0.15 accretive to earnings per diluted share in the first full fiscal year. The non-recurring acquisition-related costs are expected to include a one-time, non-cash tax charge of $25 to $30 million related to the repatriation of cash to the U.S. in financing this acquisition and $8 to $12 million of other acquisition-related expenses.
Brady will hold a conference call to discuss this announcement at 7:30 a.m. Central Time on December 31, 2012. Interested parties can listen to the live Web cast by logging on to www.bradycorp.com.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 1 million customers in electronics, telecommunications, manufacturing, electrical, construction, , medical and a variety of other industries. Brady is headquartered in Milwaukee and as of July 31, 2012, employed approximately 6,900 people at operations in the Americas, EMEA and Asia-Pacific. Brady's fiscal 2012 sales were approximately $1.32 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com or www.pdcorp.com.

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Brady believes that certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as may, will, expect, intend, estimate, anticipate, believe, should, project or plan or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady's control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from the length or severity of the current worldwide economic downturn or timing or strength of a subsequent recovery; future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady's ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; fluctuations in currency rates versus the US dollar; unforeseen tax consequences; potential write-offs of Brady's substantial intangible assets; Brady's ability to retain significant contracts and customers; risks associated with international operations; Brady's ability to attract and retain key talent; Brady's ability to maintain compliance with its debt covenants; technology changes; business interruptions due to implementing business systems; environmental, health and safety compliance costs and liabilities; future competition; interruptions to sources of supply; Brady's ability to realize cost savings from operating initiatives; difficulties associated with exports; risks associated with restructuring plans; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady's U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the Risk Factors section located in Item 1A of Part I of Brady's Form 10-K for the year ended July 31, 2012. These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements